Alico Updates Status on IRS Examinations

LaBelle, FL, September 24, 2010 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced that it has received a Revenue Agent’s Report (RAR) from the Internal Revenue Service pertaining to its previously disclosed ongoing examinations of Alico’s Alico-Agri subsidiary for the tax years ended August 31, 2007 and the transition period return for the one month period ended September 30, 2007. The report asserts that the Alico-Agri partnership failed to file tax returns for the years ended August 31, 2007 and the one month period ended September 30, 2007 and states that penalties of two thousand five hundred forty dollars for failure to file will be assessed due to the failure to file these returns.   The report claims that Alico erroneously included the partnership results in its consolidated tax returns for the years under examination and that the partnership items should have been treated as flow through items from the partnership tax returns to Alico and its Agri-Insurance subsidiary.  Because the adjustments asserted are made at the partnership level and are flow through in nature, no additional taxes or interest were proposed in the report.

As previously disclosed, the IRS is continuing its examinations of Alico and its Agri-Insurance subsidiary for the fiscal tax years of 2005 – 2007.  It is expected that the flow through items from the Alico-Agri RAR will be incorporated into the RARs for these entities when they are issued.  The IRS has proposed several adjustments related to Alico and Agri-Insurance, which primarily address whether Agri-Insurance was able to consolidate its results with Alico’s during the years under audit.  Additionally, the IRS has asserted that Alico-Agri and Agri-Insurance were real estate dealers during the years under examination which would prevent these entities from utilizing the installment method for real estate sales for income tax purposes during those years.

Alico disagrees with the RAR and the proposed adjustments and intends to vigorously protest these findings.  Alico consolidated both Agri-Insurance and Alico-Agri in its U.S. tax returns during the periods under examination and remains confident with this position.  Agri-Insurance was dissolved in September 2010.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the statement that Alico intends to vigorously protest the IRS findings, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.